Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unifi, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-156090, No. 333-191870, No. 333-229533, and No. 333-251549) on Form S-8 and (No. 333-140580) on Form S-3 of our reports dated August 25, 2021, with respect to the consolidated financial statements of Unifi, Inc. and the effectiveness of internal control over financial reporting.

Our report contains an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Greensboro, North Carolina

August 25, 2021